HUNTON & WILLIAMS

                          RIVERFRONT PLAZA, EAST TOWER

                              951 EAST BYRD STREET

                          RICHMOND, VIRGINIA 23219-4074

                            Telephone (804) 788-8200

                                                               File No.: 53032.2

                            Facsimile (804) 788-8218

                                                       Direct Dial: 804-788-8200


                                November 4, 1997


Virginia Daily Municipal Income Fund, Inc.
c/o Reich & Tang Asset Management, L.P.
600 Fifth Avenue
New York, New York 10020

                              Virginia Income Taxes

Gentlemen:

                  You have asked for our opinion on the Virginia income taxation of distributions from the Virginia Daily Municipal Income Fund, Inc. (the "Fund"). In rendering this opinion, we have relied upon (i) the facts stated in this letter and (ii) the facts stated and representations made in the Fund's prospectus (the "Prospectus") and Statement of Additional Information (the "Statement") contained in the Pre-Effective Amendment No. 2 to the registration statement of the Fund (No. 33-90582). We also have relied on the opinion of Battle Fowler LLP, counsel to the Fund, that the participation certificates, described in the paragraph immediately below, cause the Fund to be treated as the owner of the underlying obligations for federal income tax purposes.


                                      FACTS

                  The Fund has registered with the SEC as a non-diversified, open-end management investment company under the Investment Company Act of 1940. The Fund seeks to provide shareholders with the maximum amount of income that is exempt from both regular federal and Virginia income taxes. In particular, the Fund will invest primarily, but not necessarily exclusively, in (i) obligations the interest on which is exempt from both regular federal and Virginia income taxation and (ii) participation certificates in such obligations purchased from banks, insurance companies, and other financial institutions.

                  The Fund intends (i) to qualify for treatment as a separate regulated investment company under ss.ss.851 - 855 of the Internal Revenue Code (the "Code") and (ii) to operate as what is commonly known as a "money market fund." As a money market fund, the Fund, on a daily basis, will compute and credit to each shareholder of the Fund his pro rata share of the

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Fund's interest and other net investment income (excluding capital gains and losses, if any, and amortization of market discount). That pro rata share generally will be distributed monthly.


                                    OPINIONS

                  Subject to the correctness of the facts and assumptions stated above and in the documents referred to above, it is our opinion that under existing Virginia law:

                  1. So long as the Fund qualifies as a "regulated investment company" for federal income tax purposes and at least 50% of the value of the total assets of the Fund at the end of each quarter of its taxable year consists of obligations described in ss. 103(a) of the Code or participation certificates in such obligations, distributions from the Fund will not be subject to Virginia individual, estate, trust, or corporate income taxation to the extent that such distributions are either (i) excludable from gross income for federal income tax purposes and attributable to interest on obligations issued by the Commonwealth of Virginia or any of its political subdivisions or instrumentalities ("Virginia Obligations") or obligations issued by Puerto Rico, the United States Virgin Islands, or Guam ("Possession Obligations") or (ii) attributable to interest on obligations issued by the United States or any authority, commission, or instrumentality of the United States in the exercise of the borrowing power, and backed by the full faith and credit, of the United States ("United States Obligations"). For shareholders of the Fund who are subject to Virginia income taxation, distributions to such shareholders from the Fund (whether paid in cash or reinvested in additional shares) generally will be includable in Virginia taxable income to the extent not described in the preceding sentence. Thus, for example, the portion of a distribution excludable from gross income for federal income tax purposes and attributable to interest on obligations of a state other than Virginia will not be exempt from Virginia income taxation.

                  2. Capital gain distributions from the Fund and gain recognized on the sale, exchange, redemption, or other disposition of shares of the Fund generally will not be exempt from Virginia income taxation.

                  3. Interest on indebtedness incurred or continued by a shareholder to purchase or carry shares of the Fund (i) will not be deductible for Virginia income tax purposes to the extent that such interest expense relates to the portions of distributions from the Fund exempt from Virginia income taxation and (ii) will be deductible for Virginia income tax purposes as an offset against the portions of the distributions from the Fund attributable to interest income not exempt from Virginia income taxation to the extent that such interest expense is not deducted in determining federal taxable income and is related to such non-exempt portions.

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                  The foregoing opinions on Virginia income taxes are contingent upon the Fund, shortly after the end of each calendar year, providing each shareholder of the Fund a report stating the percentage of total distributions during each month that represents interest on Virginia Obligations, Possession Obligations, and United States Obligations ("Exempt Percentage"). Thus, a shareholder will be given twelve Exempt Percentages, one for each month. The shareholder then will determine the portion of the total amount of his distributions from the Fund during the year that is exempt from Virginia income taxation by (i) multiplying his total distributions during each month by the Exempt Percentage for that month and (ii) adding those products. The shareholder is to follow this procedure even if he was a shareholder for only part of any month because he purchased or redeemed shares in the middle of the month.

                  For example, X first became a shareholder in the Fund on August 10. Thus, X received distributions only for the months of August through December. X will compute the portion of the distributions during the year that is exempt from Virginia income taxation as follows:



                       Distributions
                        During the           times          Exempt           equals        Exempt
Month                      Month                          Percentage                       Portion
                  -----------------------              -----------------                   -------

January           $                     0                        99%                       $     0
February                                0                       100%                             0
March                                   0                        98%                             0
April                                   0                       100%                             0
May                                     0                        98%                             0
June                                    0                        98%                             0
July                                    0                        98%                             0
August                             100.00                        96%                         96.00
September                          105.00                        95%                         99.75
October                            101.00                        95%                         95.95
November                           103.00                        95%                         97.85
December                           102.00                        94%                         95.88
                  -----------------------                                                  -------
TOTALS             $               511.00                                                  $485.43

                  The opinions expressed herein represent our judgment regarding the proper Virginia tax treatment of the Fund and the shareholders of the Fund who are subject to Virginia taxation. Our conclusions are based on our analysis of the provisions of the Virginia Code, the

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Virginia Income Tax Regulations, Virginia case law, and published rulings of the
Virginia Department of Taxation (the "Department") that exist as of the date of this opinion, all of which may be subject to prospective or retroactive change. Our opinions represent our best judgment regarding the questions presented and does not bind the Department or any court. Moreover, our opinions do not provide any assurance that a position taken in reliance on the opinions will not be challenged by the Department or rejected by a court.

                  We have not examined any of the obligations to be acquired by the Fund and express no opinion as to whether interest on those obligations is either excluded from gross income for federal income tax purposes or exempt from Virginia income taxation.

                  This letter is solely for the benefit of the Fund and is not to be quoted in whole or in part or otherwise referred to in any document without our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the registration statement (No. 33-90582) and to the use of our firm's name in that registration statement and the related prospectus.

                                            Very truly yours,



                                            HUNTON & WILLIAMS




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